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                                                                    EXHIBIT 99


                BECTON DICKINSON REPORTS THIRD QUARTER RESULTS;
                     RECORD REVENUES INCREASE 18 PERCENT;
                   CHARGES REDUCE NET INCOME BY $106 MILLION

        FRANKLIN LAKES, NJ (JULY 21, 1998) -- Becton Dickinson and Company (NYSE:BDX) announced today results for its fiscal third quarter ended June 30, 1998, which included the previously announced effects of restructuring, one-time and other charges. Excluding the charges, diluted earnings per share were $.73, a 35 percent increase from last year's $.54, which included an $.11 per share charge for acquired in-process research and development. Last year's earnings per share, excluding the charge, were $.65. Foreign currency translation reduced reported revenues and earnings per share for this year's third quarter by an estimated $17 million and $.02, respectively.

        Revenues for the quarter were $834 million, an 18 percent increase from last year's $707 million, as virtually all of the company's worldwide businesses reported increases of better than ten percent. The company noted that the results for the quarter include, for the first time, revenues of the medical device business of The BOC Group, which the company acquired early in the quarter. This acquisition added approximately $40 million to the quarter's revenues.

                        CHARGES REDUCE REPORTED E.P.S.
        The company announced in May that results for the quarter would include charges to restructure certain manufacturing operations and to adjust asset valuations related to some earlier acquisitions, as it prepared to introduce its new DNA probe technology. It had also said in May that certain costs associated with its acquisition in April of The BOC Group's medical device business and costs associated with its company-wide program to upgrade its business systems would be included in the quarter's results. These charges totaled $117 million pre-tax for the quarter. Also included in this quarter's results was a one-time charge for in-process research and development of approximately $30 million in connection with its acquisition of The BOC Group's medical device business. The net income effect of all of these charges was $106 million, resulting in a net loss of $10 million or $.09 a share.

        The company also announced in May that its fourth fiscal quarter would include charges that it now estimates will approximate $25 million pre-tax associated with the company-wide business systems upgrade and the integration of the medical device business acquired from The BOC Group.

        Clateo Castellini, chairman, president and chief executive officer, said, "We are pleased with our results for the quarter and first nine months of our fiscal year. Our accelerated revenue growth for the quarter is noteworthy because, as we have said previously, it is a major focus of the company. Revenues are showing the positive effects of our efforts to increase our relevance to health care providers, and the initiatives we have taken this quarter add to our confidence in reporting good performance for future years."

                        SEGMENT AND GEOGRAPHIC REVENUES
        By business segment, medical supplies and devices revenues for the quarter increased to $474 million, including the acquisition, a 24 percent increase from last year's $384 million. All of the company's worldwide medical businesses reported double-digit revenue growth, with particularly strong performance in parts of its consumer health care and infusion therapy businesses.

        Diagnostic systems revenues were $359 million for the quarter, an increase of 11 percent over last year's $323 million. Especially strong results were reported for the company's sample collection and flow cytometry businesses.

        Foreign currency translation reduced reported diagnostic systems revenues by an estimated three percentage points and medical supplies and devices revenues by an estimated two percentage points.

        On a geographic basis, revenues in the United States were $442 million for the quarter, a 17 percent increase from last year's $377 million. Revenues from non-U.S. markets were $392 million compared with $329 million a year ago, or an increase of 19 percent. Foreign currency translation reduced non-U.S. revenues by an estimated $17 million, or 5 percentage points.

                              NINE MONTHS RESULTS
        For the nine months ended June 30, 1998, revenues increased 10 percent to $2.274 billion, compared with $2.062 billion last year, while diluted earnings per share were $1.12, including $.81 for the restructuring, one-time and other charges and the in-process research and development charges. Net income for the nine months was $147 million, including $106 million for the charges.

        The company said that foreign currency translation for the nine months reduced reported revenues by an estimated $69 million, or 3 percentage points.

                                      ###

This press release may contain certain forward looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, which are based upon current expectations of the company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described in any forward looking statement. Factors that could cause actual results to vary materially include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, and changes in health care or other governmental regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.